CONSENT OF INDEPENDENT ACCOUNTANTS






We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 17, 2003, relating to the financial statements and financial highlights which appears in the November 30, 2002 Annual Report to Shareholders of the Small Cap Portfolio, Real Estate Securities Portfolio, Micro Cap Portfolio, Multi Cap Portfolio and Mid Cap Portfolio (constituting Brazos Mutual Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
March 25, 2003